CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated November 20, 2018, accompanying the financial statements of Investment Grade Municipal Trust, 7-13 Year Series 53 (included in Invesco Unit Trusts, Municipal Series 1208) as of July 31, 2018, and for each of the three years in the period ended July 31, 2018, and the financial highlights for the period from August 25, 2014 (date of deposit) through July 31, 2015 and for each of the three years in the period ended July 31, 2018, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-195155) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
November 20, 2018